UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   WHITE, JOHNNY
   PARKER-HANNIFIN CORPORATION
   6035 PARKLAND BOULEVARD
   CLEVELAND, OH  44124-4141
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   July 1, 2001
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   PARKER-HANNIFIN CORPORATION
   PH
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   VICE PRESIDENT AND CORPORATE INFORMATION OFFICER
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
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
Common Stock                               |                      |I               |1705.906(1)                                    |
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Common Stock                               |3,216.9486            |D               |                                               |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
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
Option to Buy           |8/11/00  |8/10/09  |Common Stock           |1,215    |$45.00    |D            |                           |
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Option to Buy           |8/11/01  |8/10/09  |Common Stock           |1,215    |$45.00    |D            |                           |
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Option to Buy           |8/09/01  |8/08/10  |Common Stock           |1,800    |$35.9375  |D            |                           |
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Option to Buy           |8/09/02  |8/08/10  |Common Stock           |1,800    |$35.9375  |D            |                           |
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Phantom Stock Units     |         |         |                       |220.457(2|1-for-1   |I            |(2)                        |
                        |         |         |                       |)        |          |             |                           |
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Call Options (obligation|11/17/01 |11/17/01 |Common Stock           |3,200    |$45.00    |D            |                           |
 to sell)               |         |         |                       |         |          |             |                           |
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
Explanation of Responses:
1) Parker Retirement Savings Plan, as of June 30, 2001, the latest date for which information is available.
2) Savings Restoration Plan, as of June 30, 2001, the latest date for which information is available.
SIGNATURE OF REPORTING PERSON
Thomas L. Meyer, Attorney-in-Fact
DATE
July 10, 2001